FOR IMMEDIATE RELEASE
Contact: Kenneth R. Howe
Chief Financial Officer
(248) 737-4190
AGREE REALTY CORPORATION EXTENDS
$55MM CREDIT FACILITY

FARMINGTON HILLS, Michigan (January 5, 2009) — Agree Realty Corporation (NYSE: ADC) has exercised its option to extend the maturity date of its $55,000,000 line of credit from November, 2009 to November, 2011. All other terms of the agreement remain unchanged and the company can continue to elect to pay interest at a rate of 100 basis points over LIBOR or at the Prime Rate. Excluding this facility, the company has no debt expirations before 2015.
Agree Realty Corporation is engaged in the ownership, management and development of properties, which are primarily single tenant net leased properties and neighborhood community shopping centers, leased to retail tenants. The Company owns and operates a portfolio of 68 properties containing approximately 3.4 million square feet of gross leasable area, located in 16 states. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol ADC.
Agree Realty Corporation considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 27E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Such statements are, by their nature, subject to certain risks and uncertainties. The Company cautions that, as a result of a number of factors, actual results could differ materially from those set forth in this presentation. Other risks, uncertainties and factors that could cause actual results to differ materially than those projected are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.